Exhibit 10.13

June 14, 2002

Mr. Bill McKay

Dear Bill:

     Medical Resources Management, Inc. (the "Company") and its parent, Emergent Group Inc., are pleased to extend an offer of employment to you as Chief Financial Officer. The terms of the offer are as follows:

Salary:                  $125,000

First year bonus:        a. up to $20,000 based on your performance in
                         implementing and effecting a performance turnaround, including necessary infrastructure changes and streamlining of the Finance Department.

                         b. up to $25,000 based on corporate profits of the Company, on a similar measurement scale as the Chairman and CEO of the Company.

Salary draw:             You will be entitled to a draw against bonus of
                         $15,000.

Benefits:                You will be entitled to vacations, fringe benefits,
                         health benefits and other employee benefits pursuant to the standard executive employee benefits of the Company in effect from time to time.

Options: An upfront grant of 1,200,000 options in Emergent Group Inc. struck at $0.01 per option, vesting in equal proportions over the next 5 years.

Severance:               6 months severance at your annual salary rate upon a
                         termination subsequent to a change of control, or a termination without cause, both subject to a six month
                         "acquaintance" period.

Bill, we are very enthusiastic at the prospect of you joining our team. We look forward to your joining the team in a few weeks.


Mark Waldron
CEO